Exhibit 99.1

Bruker Corporation Reports Third Quarter 2008 Financial Results

BILLERICA, Mass., October 30, 2008 (BUSINESS WIRE)  –  Bruker Corporation (NASDAQ: BRKR) today reported its financial results for the three and nine months ended September 30, 2008.

On February 26, 2008, Bruker BioSciences Corporation closed its acquisition of the Bruker BioSpin Group, and renamed itself Bruker Corporation.  Under US GAAP, this transaction is accounted for as an acquisition of businesses under common control, and as a result all one-time transaction costs are expensed in the period in which they are incurred, rather than being added to goodwill.  In addition, expenses incurred subsequent to the consummation of the acquisition, such as interest expenses incurred on acquisition related debt, are not reflected in the financial results of periods prior to the date of the acquisition, as they typically would be in pro-forma financials in acquisitions of unrelated parties.  After the closing of the transaction all historical financial statements are required to be restated by combining the historical consolidated financial statements of Bruker BioSciences Corporation with those of the Bruker BioSpin Group.  Accordingly, the financial results for the three and nine months ended September 30, 2008 and 2007, included within this release, represent the combined historical consolidated financial statements of Bruker BioSciences Corporation with those of the Bruker BioSpin Group.

Financial Results

In the third quarter of 2008, revenue was $242.1 million, compared to revenue of $241.8 million in the third quarter of 2007.  Excluding the effects of foreign currency translation, third quarter 2008 revenue decreased by 7% year-over-year.  Net income in the third quarter of 2008 was $17.8 million, or $0.11 per diluted share, compared to net income of $26.7 million, or $0.16 per diluted share, in the third quarter of 2007.  Included in GAAP EPS in the third quarter of 2008 were non-cash stock-based compensation expenses of $1.1 million, or ($0.01) per diluted share, compared to non-cash stock-based compensation expenses of $0.5 million, or ($0.00) per diluted share, in the third quarter of 2007.

For the nine months ended September 30, 2008, revenue increased 15% to $792.0 million, compared to revenue of $687.6 million during the nine months ended September 30, 2007.  Excluding the effects of foreign currency translation, revenue for the nine months ended September 30, 2008 increased by 6% year-over-year.  Net income during the nine months ended September 30, 2008 was $38.8 million, or $0.23 per diluted share, compared to net income of $58.7 million, or $0.36 per diluted share, during the nine months ended September 30, 2007.

Included in GAAP EPS for the nine months ended September 30, 2008 were Bruker BioSpin acquisition-related expenses of ($0.04) per diluted share, interest expense on acquisition-related debt of ($0.03) per diluted share, and non-cash stock-based compensation expenses of ($0.02) per diluted share, with a cumulative effect of ($0.08) per diluted share.  For comparison, included in net income for the nine months ended

September 30, 2007 were acquisition related charges of $0.5 million, or ($0.00) per diluted share, non-cash stock-based compensation expenses of ($0.01) per diluted share, and there was no acquisition-related interest expense, with a cumulative effect of ($0.01) per diluted share.

Frank Laukien, President and Chief Executive Officer of Bruker Corporation, stated: “As expected, while we have exceeded our annualized revenue growth goal so far in 2008, since our February 2008 merger we have experienced significant quarterly revenue fluctuations.  As in previous years, we expect strong revenues in our fourth quarter of 2008, as our bookings and backlog have remained healthy.  During the first nine months of 2008, our margins, adjusted for acquisition expenses, have been below our goals.  Therefore, in August 2008, we began to take aggressive steps to reaccelerate our gross margin improvement programs, to reduce operating and interest expenses, and to further reduce our exposure to currency fluctuations, as well as to improve our effective tax rate.”

Dr. Laukien continued: “We expect that our cost-cutting initiatives will already have noticeable positive effects in the fourth quarter of 2008 and first quarter of 2009, and that by the middle of 2009 we will see annualized reductions in our overall costs of greater than $12 million.  Moreover, we anticipate that our recent significant new product roll-outs, major product introductions planned within the next 12 months, and the stronger U.S. dollar, all will contribute positively to our gross margins in 2009 and 2010.”

William Knight, Chief Financial Officer, added: “We believe that despite the current economic uncertainty, our diverse portfolio of products and solutions, our global footprint, and our greater than 50% share of revenue derived from universities, medical schools, non-profit research institutions and government labs, position us well for being resilient in a recession, and for continuing our positive long-term growth and margin expansion trends.  However, our year-to-date profitability is below our expectations so we are actively pursuing productivity initiatives that are expected to save the Company $12-15 million annually, once fully effective.  Implementation of these initiatives is expected to result in one-time restructuring expenses and tax charges of approximately $6 million.”

USE OF NON-GAAP FINANCIAL MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS.  Adjusted EPS excludes acquisition-related charges, interest expense on acquisition-related debt, and foreign exchange gains and losses.  We believe the inclusion of these non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts.  However, the non-GAAP financial measures included in this press release are not meant to be a better presentation or a substitute for results prepared in accordance with GAAP.

EARNINGS CONFERENCE CALL

Bruker Corporation will host an operator-assisted earnings conference call at 9 a.m. Eastern Daylight Time on Thursday, October 30, 2008.  To listen to the webcast, investors can go to www.bruker.com and click on the live web broadcast symbol.  The webcast will be available through the Company web site for 30 days.  Investors can also listen and participate on the telephone by calling 888-339-2688, or +1-617-847-3007 outside the US and Canada.  Investors should refer to the Bruker Corporation Earnings Call.  A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010, or +1-617-801-6888 outside the US and Canada, and then entering replay pass code 32922679.

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the integration of businesses we have acquired or may acquire in the future, changing technologies, product development and market acceptance of our products, the cost and pricing of our products, manufacturing, competition, dependence on collaborative partners and key suppliers, capital spending and government funding policies, changes in governmental regulations, intellectual property rights, litigation, and exposure to foreign currency fluctuations. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2007, our most recent quarterly reports on Form 10-Q and  our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements other than as required by law.

FOR FURTHER INFORMATION:	Stacey Desrochers, Investor Relations
Tel: +1 (978) 663-3660, ext. 1115
Email: stacey.desrochers@bruker.com

Bruker Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Product revenue	$209,936	$215,838	$695,820	$607,624
Service revenue	30,638	24,848	92,328	77,605
Other revenue	1,490	1,074	3,817	2,409
Total revenue	242,064	241,760	791,965	687,638

Cost of product revenue	113,841	115,424	380,673	332,883
Cost of service revenue	18,153	15,228	59,455	49,184
Total cost of revenue	131,994	130,652	440,128	382,067
Gross profit margin	110,070	111,108	351,837	305,571

Operating Expenses:
Sales and marketing	44,173	38,327	133,717	110,818
General and administrative	17,675	15,580	51,657	42,435
Research and development	33,089	26,841	100,808	80,462
Acquisition related charges	—	544	6,153	544
Total operating expenses	94,937	81,292	292,335	234,259
Operating income	15,133	29,816	59,502	71,312

Foreign exchange gains (losses), net	3,177	(2,928)	(5,864)	(2,436)
Interest and other income (expense), net	(2,363)	4,508	(1,984)	6,980

Income before income tax provision and minority interest in consolidated subsidiaries	15,947	31,396	51,654	75,856
Income tax provision (benefit)	(1,966)	4,616	12,500	16,923

Income before minority interest in consolidated subsidiaries	17,913	26,780	39,154	58,933
Minority interest in consolidated subsidiaries	73	109	313	255
Net income	$17,840	$26,671	$38,841	$58,678

Net income per share:
Basic	$0.11	$0.16	$0.24	$0.36
Diluted	$0.11	$0.16	$0.23	$0.36

Weighted average shares outstanding:
Basic	162,847	161,922	162,531	161,351
Diluted	165,918	164,224	165,606	164,029

Bruker Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2008	2007

ASSETS

Current assets:
Cash and short-term investments	$87,367	$344,554
Accounts receivable, net	156,068	185,217
Inventories	456,814	447,688
Other current assets	71,473	57,238
Total current assets	771,722	1,034,697

Property and equipment, net	219,317	207,588
Intangible and other assets	86,471	69,346

Total assets	$1,077,510	$1,311,631

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$44,276	$35,591
Accounts payable	46,528	52,293
Customer deposits	201,084	233,466
Other current liabilities	217,465	239,841
Total current liabilities	509,353	561,191

Long-term debt	169,703	8,605
Other long-term liabilities	103,274	105,445
Minority interest in subsidiaries	810	538

Total shareholders’ equity	294,370	635,852

Total liabilities and shareholders’ equity	$1,077,510	$1,311,631